UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2024 (March 27, 2024)

Ensysce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38306	82-2755287
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7946 Ivanhoe Avenue, Suite 201 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

(858) 263-4196

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENSC	The Nasdaq Stock Market LLC

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard

On March 27, 2024, Ensysce Biosciences Inc. (the “Company”) received a notice (the “Deficiency Letter”) from the listing qualifications department staff of The Nasdaq Stock Market (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 30 consecutive business days. Nasdaq requires that Ensysce common stock have a minimum bid price of at least $1 per share (the “Minimum Bid Price”).

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until September 23, 2024, to regain compliance. The Deficiency Letter states that to regain compliance, the bid price for the Company’s common stock must close at the Minimum Bid Price for a minimum of ten consecutive business days during the compliance period ending September 23, 2024. The Deficiency Letter does not explicitly address that the Nasdaq staff may require a longer period for compliance with the Minimum Bid Price in some circumstances, but generally not more than 20 consecutive business days.

With respect to the Minimum Bid Price, if the Company does not regain compliance by September 23, 2024, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel. There can be no assurance that an appeal would be successful.

The Company intends to actively monitor the closing bid price for the Company’s common stock between now and September 23, 2024 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price requirement.

The Deficiency Letter has no immediate effect on the listing of the Company’s common stock, and the Company’s common stock continues to trade on the Nasdaq Capital Market under the symbol “ENSC.”

However, as previously reported, on November 13, 2023, we received notice from the Listing Qualifications department of Nasdaq stating that, due to our non-compliance with the $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) as of September 30, 2023, we were subject to delisting unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”), which we did, resulting in a hearing that was held before the Panel in early February 2024. The Panel granted our request for continued listing until May 13, 2024. We intend to actively explore options to regain compliance with Nasdaq listing requirements; however, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to evidence compliance prior to the expiration of any extension that may be granted to us by the Panel.

While the Company is exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with all of Nasdaq’s listing requirements and standards. If we do not meet those obligations, Nasdaq could delist our common stock. If delisting occurs, it could be more difficult to buy or sell our securities and to obtain accurate quotations, and the price of our common stock could suffer a material decline. In addition, a delisting would impair our ability to raise capital through the public markets, could deter broker-dealers from making a market in or otherwise seeking or generating interest in our securities and might deter certain institutions and persons from investing in our securities. Any of these could negatively impact our financial condition or our ability to operate our business and maintain adequate capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2024	Ensysce Biosciences, Inc.

	By:	/s/ Lynn Kirkpatrick
	Name:	Dr. Lynn Kirkpatrick
	Title:	President and Chief Executive Officer
(Principal Executive Officer)